KFx Adds Financing for K-Fuel Plus(TM) Plant

DENVER, April 2 /PRNewswire-FirstCall/ -- KFx Inc. (Amex: KFX - News) today announced it had completed a private equity financing. The $4.4 million amount, which was received from a private investor, was raised through the sale of 1.76 million shares of KFx common stock at $2.50 per share and 352,000 warrants exercisable over a five-year period at $2.75 per share. This financing adds to the equity financing of $15 million announced on March 11, 2003, of which the total amount provides most of the funds needed to build the first K-Fuel Plus(TM) plant.

Ted Venners, KFx chairman and CEO, stated, "We continue to make meaningful progress towards the construction of our first commercial plant. At this time we are not contemplating any further equity offerings."

KFx is a "clean energy" technology company and provides total fuel solutions for the power industry. Its patented K-Fuel(R) process converts low heating value coal into clean, high-energy fuel. The KFx web site address is www.kfx.com .

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. The Company's actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in "Business Risk Factors" at Item I and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Item 7 of the Company's Annual Report on Form 10-K/A for the year ended December 31, 2001 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

For further information, please contact Larry Chroman, +1-303-915-9316, for KFx Inc.